                                                                    EXHIBIT 10.3

                     EMPLOYMENT AND NONCOMPETITION AGREEMENT

         This EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is made and entered into as of the latest date appearing on the signature pages of this Agreement ("Agreement Date") between Computer Network Technology, a Minnesota corporation ("CNT") and James A. Fanella, an individual resident of the state of Illinois ("Employee").

         CNT and Employee hereby agree as follows:

         1. Employment. CNT hereby employs Employee, and Employee accepts such employment and agrees to perform services for CNT or any affiliate of CNT (collectively, the "CNT Affiliate(s)"), for the period and upon the other terms and conditions set forth in this Agreement. For purposes of this Agreement, CNT affiliate means any entity in which CNT has an ownership interest, other than an ownership interest in a publicly-held entity of which CNT owns less than 5%, at anytime during the Term, including but not limited to CNT International Ltd., CNT France and Business Impact Technology Solutions Ltd.

         2.       Term. Unless terminated at an earlier date in accordance with
Section 6 of this Agreement, the term of Employee's employment hereunder shall commence on the Agreement Date and shall extend for a continuous period ending on the third (3rd) anniversary of the Agreement Date ("the Term"). The parties may mutually agree to extend the term provided that they do so in a writing signed by both parties.

         3.       Position and Duties.

         3.01 Service with CNT. Employee agrees to serve as the Executive Vice President, Worldwide Sales and Services of CNT, and agrees to perform such employment duties as shall be assigned to Employee from time to time. Employee acknowledges and agrees that, from time to time, Employee may be required to perform duties with respect to one or more CNT Affiliates.

         3.02 Performance of Duties. Employee agrees to serve CNT faithfully and to the best of Employee's ability and to devote Employee's full time, attention and efforts to the business and affairs of CNT during the Term. Employee hereby confirms that Employee is under no contractual commitments inconsistent with Employee's obligations set forth in this Agreement and that, during the Term, Employee will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Employee's ability to perform Employee's duties hereunder.

         4.       Compensation.

         4.01 Base Salary. As base compensation for all services to be rendered by Employee under this Agreement during the Term, CNT shall pay to Employee an annualized salary of $260,000. Employee's salary shall be paid in accordance with CNT's normal payroll procedures and policies, as such procedures and policies may be modified from time to time and Employee shall be eligible for annual salary increases consistent with such policies and procedures.

         4.02 Incentive Compensation. During the Term, Employee shall be eligible for incentive compensation comprised of a combination of commissions pursuant to the 2003 CNT Sales Compensation Plan and the CNT Bonus Plan, pursuant to the terms of these plans or any other incentive compensation plans in effect to the extent that Employee's position, tenure and other qualifications make Employee eligible to participate provided that CNT continues the plan(s) in effect during Employee's employment under this Agreement. Employee is eligible for on-target incentive compensation at 100% achievement of objectives in an annualized amount of $260,000. CNT's Chief Executive Officer will discuss the objectives of the bonus plan and the 2003 CNT Sales Compensation Plan, which must be achieved, with Employee within thirty (30) days of the Agreement Date. Provided that he remains an employee or provided that he qualifies under Section 6.04, during the first year of employment, Employee shall receive $100,000 of his on-target incentive compensation in the form of a non-recoverable draw which will be paid in quarterly installments. Any quarterly commissions which are earned in accordance with the terms of the 2003 CNT Sales Compensation Plan will be paid on a quarterly basis in accordance with the terms of that plan.

         4.03 Deferred Compensation. During the Term, Employee shall be eligible to participate in the CNT Executive Deferred Compensation Plan, pursuant to the terms of that plan, to the extent that Employee's position, tenure and other qualifications make Employee eligible to participate provided that CNT continues the plan in effect during Employee's employment under this Agreement.

         4.04 Participation in Benefits. During the Term, Employee shall be entitled to participate in the employee benefits offered generally by CNT to its employees, to the extent that Employee's position, tenure, salary, health, and other qualifications make Employee eligible to participate. Employee's participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. CNT does not guarantee the adoption or continuance of any particular employee benefit during Employee's employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of CNT, to amend, modify or terminate any of its benefits during the term of Employee's employment.

         4.05 Stock Options. CNT shall grant to Employee an option to purchase 250,000 shares of CNT common stock, which shares shall vest 25% on each one-year anniversary over a four-year period from the date of the grant. The options shall expire in accordance with the terms of the applicable plan and shall be priced at the closing sale price for the trading day immediately preceding Employee's start date.

         4.06 Expenses. In accordance with CNT's normal policies for expense reimbursement, CNT will reimburse Employee for all reasonable and necessary expenses incurred by Employee in the performance of Employee's duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to CNT.

         4.07 Moving Expenses. Within 14 days of the Agreement Date, CNT will pay Employee a one-time payment of thirty thousand dollars ($30,00.00) (grossed up for taxes) toward Employee's moving expenses. Employee will be responsible for handling all aspects of his move, including the purchase of a home, and the sale of an existing home. CNT agrees to pay for an interim apartment in the Minneapolis, MN area for up to 150 days, and the cost of three trips between Chicago and Minneapolis for Employee and his wife.

         5. Confidential Information/Intellectual Property; Other Employment Policies. As a condition precedent to CNT's hiring of Employee and CNT's performance of its obligations hereunder, Employee shall execute and deliver to CNT the signed Nondisclosure Agreement in the form attached hereto as Exhibit A (the "Nondisclosure Agreement"). Employee shall also comply with all of the applicable policies generally in effect for employees of CNT or any applicable CNT Affiliate for which Employee performs services.

         6.       Termination.

         6.01 Termination Due to Employee's Death. Employee's employment pursuant to this Agreement shall terminate automatically prior to the expiration of the Term in the event of Employee's death.

         6.02 Termination Due to Employee's Disability. Employee's employment pursuant to this Agreement shall terminate automatically prior to the expiration of the Term in the event of Employee's total disability which results in Employee's inability to perform the essential functions of Employee's position, with or without reasonable accommodation, provided Employee has exhausted Employee's entitlement to any applicable leave, if Employee desires to take and satisfies all eligibility requirements for such leave;

         6.03 Termination by CNT for Cause. Employee's employment pursuant to this Agreement shall terminate prior to the expiration of the Term in the event CNT shall determine, in its sole discretion, that there is "cause" to terminate Employee's employment, which shall include any of the following:

                  (i) Employee's breach of any contractual obligation to CNT or any CNT Affiliate under the terms of this Agreement, the Nondisclosure Agreement or any other agreement between Employee and CNT or any CNT Affiliate, or of any fiduciary duty to CNT or any CNT Affiliate; or

                  (ii) Employee's conviction of any crime involving moral turpitude or any felony; or

                  (iii) Employee's refusal to carry out any reasonable directive of CNT or any CNT Affiliate; or

                  (iv) Employee's embezzlement of funds of CNT or any CNT Affiliate; or

                  (v) Any conduct by Employee which he reasonably knew or should have known is, was or would be detrimental to CNT or any CNT Affiliate; or

                  (vi) Any failure by Employee to comply with the policies of CNT or, as applicable, any CNT Affiliate.

         6.04 Termination by CNT Without Cause, Termination Due to Change in Control or Substantial Reduction in Job Duties Following Change in Control. CNT may terminate Employee's employment at any time prior to the expiration of the Term for any reason, and without notice, or as a result of a Change in Control (as defined in Section 6.04.1) or Employee may terminate employment following a Change in Control due to, and only in the event of, a substantial reduction in Employee's duties and responsibilities provided CNT pays to Employee severance pay as follows: (1) if Employee's termination occurs pursuant to this Section
6.04 prior to the one-year anniversary of the Agreement Date, Employee shall receive twelve (12) months of base salary and the balance of his non-recoverable draw, if any, subject to the conditions set forth below; or (2) if Employee's termination occurs pursuant to this Section 6.04 on or after the one-year anniversary of the Agreement Date but prior to the three-year anniversary of the Agreement Date, Employee shall receive six (6) months of base salary subject to the conditions set forth below. Employee shall only be entitled to severance pay as described in this Section 6.04 if Employee signs, and does not rescind, a general release of claims in a form acceptable to CNT. If Employee does not sign, or does sign and rescinds, such a general release of claims, Employee shall not be entitled to receive any compensation under the provisions of this Agreement after the date of termination except as set forth in Section 6.06. Any severance payment made under this Section 6.04 will be paid within thirty (30) days after the expiration date of the rescission period in the general release provided that Employee signs and does not rescind such release.

         6.04.1 Definition of Change in Control. For the purpose of this Agreement, a "Change of Control" or "Change in Control" shall mean:

                  (a) The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (i) the then outstanding shares of common stock of Company (the "Outstanding Company Common Stock") or
         (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (z) any acquisition by any corporation with respect to which, following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were beneficial owners, respectively of the Outstanding Company Common Stock and Outstanding Company Voting Securities in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

                  (b) Individuals who, as of the date hereof, constitute the Company's Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of the Company Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; or

                  (c) Completion by the Company of a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 60% of, respectively, of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; or

                  (d) Completion by the Company of (i) a complete liquidation or dissolution of Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

         6.05 Termination by Employee. Employee may terminate this Agreement at any time during its Term by giving 30 days' written notice thereof to CNT's Board of Directors. Upon notice of termination by Employee, CNT may at its option elect to have Employee cease to provide services immediately, provided that during such 30-day notice period Employee shall be entitled to compensation pursuant to Section 2.

         6.06 Effect of Termination. Notwithstanding any termination of Employee's employment with CNT, Employee, in consideration of Employee's employment hereunder to the date of such termination, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee's employment, including, but not limited to, the covenants contained in Section 7 hereof and the Nondisclosure Agreement. In the event that Employee's employment terminates due to Employee's death, or CNT terminates Employee's employment in accordance with Section 6.03, above, Employee shall not be entitled to receive any further compensation under the provisions of this Agreement after the date of such termination except that Employee shall be entitled to receive any commissions which have been earned pursuant to the terms of the 2003 CNT Sales Compensation Plan prior to the date of termination and are unpaid as of the termination date. Any options which are unvested as of the termination date shall expire and any options which have vested as of the termination date must be exercised in accordance with the terms of the applicable stock option agreement.

         6.07 Surrender of Records and Property. Upon termination of Employee's employment with CNT, Employee shall deliver promptly to CNT all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, computer disks, computer software, computer programs (including source code, object code, on-line files, documentation, testing materials and plans and reports) designs, drawings, formulae, data, tables or calculations or copies thereof, which are the property of CNT or any CNT Affiliate or which relate in any way to the business, products, practices or techniques of CNT or any CNT Affiliate, and all other property, trade secrets and confidential information of CNT or any CNT Affiliate, including, but not limited to, all tangible, written, graphical, machine readable and other materials (including all copies) which in whole or in part contain any trade secrets or confidential information of CNT or any CNT Affiliate which in any of these cases are in Employee's possession or under Employee's control.

         7.       Noncompetition.

         7.01 Agreement Not to Compete. In consideration of CNT's hiring of Employee and Employee's employment hereunder, Employee agrees that, during the "Restricted Period" (as hereinafter defined), Employee shall not, directly or indirectly, engage in any "Competing Business Activity" (as hereinafter defined), in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise). As used herein, "Restricted Period" shall mean for the period between the date hereof and twelve (12) months after the termination of Employee's employment with CNT (for whatever reason, and whether such termination is occasioned by Employee or CNT). As used herein, "Competing Business Activity" shall mean any business activities that are competitive with the business conducted by CNT or, as applicable, the CNT Affiliate(s) for which Employee performed services, at or prior to the date of the termination of Employee's employment with such entities.

         7.02 Geographical Extent of Covenant. The obligations of Employee under this Section 7 shall apply to all markets, domestic or foreign, in which:
(a) CNT or, as applicable, the CNT Affiliate(s) for which Employee performed services, operates during the term of the Restricted Period; and (b) CNT or, as applicable, the CNT Affiliate(s) for which Employee performed services, have plans to enter at the time of the termination of Employee's employment with CNT or, as applicable, any CNT Affiliate.

         7.03 Limitation on Covenant. Ownership by Employee, as a passive investment, of less than one percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

         7.04 Nonsolicitation; Non-hire and Noninterference. During the Restricted Period, Employee shall not (a) induce or attempt to induce any employee of CNT or any CNT Affiliate to leave the employ of CNT or such CNT Affiliate, or in any way interfere adversely with the relationship between any such employee and CNT or such CNT Affiliate; (b) induce or attempt to induce any employee of CNT or any CNT Affiliate to work for, render services to, provide advice to, or supply confidential business information or trade secrets of CNT or any CNT Affiliate to any third person, firm or corporation; (c) employ, or otherwise pay for services rendered by, any employee of CNT or any CNT Affiliate in any business enterprise with which Employee may be associated, connected or affiliated; or (d) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of CNT or any CNT Affiliate to cease doing business with CNT or such CNT Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and CNT or such CNT Affiliate.

         7.05 Indirect Competition or Solicitation. Employee agrees that, during the Restricted Period, Employee will not, directly or indirectly, assist, solicit or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of this Section 7 if such activity were carried out by Employee, either directly or indirectly; and, in particular, Employee agrees that Employee will not, directly or indirectly, induce any employee of CNT or any CNT Affiliate to carry out, directly or indirectly, any such activity.

         7.06 Notice to CNT. If at any time during the Restricted Period Employee accepts new employment or becomes affiliated with a third party, Employee shall immediately notify CNT of the identity and business of the new employer or affiliation. Without limiting the foregoing, Employee's obligation to give notice under this Section 7.06 shall apply to any business ventures in which Employee proposes to engage even if not with a third-party employer (such as, without limitation, a joint venture, partnership or sole proprietorship). Employee hereby consents to CNT's notification to any such new employer or business venture of the terms of this Agreement.

         8.       Miscellaneous.

         8.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to conflicts of laws principles thereof.

         8.02 Entire Agreement. This Agreement (including other agreements specifically mentioned in this Agreement except that with respect to the 1992 Stock Award Plan it incorporate only the definitions of Effective Date and Participant) and the Stock Option

Agreement contains the entire agreement of the parties relating to the employment of Employee by CNT and the other matters discussed herein and supersedes all prior promises, contracts, agreements and understandings of any kind, whether express or implied, oral or written, with respect to such subject matter (including, but not limited to, any promise, contract or understanding, whether express or implied, oral or written, by and between CNT and Employee), and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or in the other agreements mentioned herein.

         8.03 Withholding Taxes. CNT or any CNT Affiliate, as applicable, may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes ("Taxes") arising from any compensation, benefits or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding which relates, in whole or in part, to Employee's employment with CNT or any CNT Affiliate, are withheld or collected from Employee. In connection with the foregoing, Employee agrees to notify CNT promptly upon entering into any contract, agreement or understanding relating to Employee's employment with CNT or any CNT Affiliate (other than this Agreement and those agreements expressly provided for herein) and also to notify CNT promptly of any payments or benefits paid or otherwise made available pursuant to any such agreements.

         8.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Employee and the Chief Executive Officer of CNT.

         8.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than as specifically set forth in the waiver.

         8.06 Assignment. This Agreement shall not be assignable, in whole or in part, by any party without the written consent of the other party, except that CNT may, without the consent of Employee, assign its rights and obligations under this Agreement to any CNT Affiliate or to any corporation, firm or other business entity with or into which CNT may merge or consolidate, or to which CNT may sell or transfer all or substantially all of its assets, or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, CNT. After any such assignment by CNT, CNT shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be CNT for the purposes of all provisions of this Agreement including this Section 8.06.

         8.07 Injunctive Relief. Employee acknowledges and agrees that the services to be rendered by Employee hereunder are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Sections 5, 6.07 or 7 hereof or of the Nondisclosure Agreement would be highly injurious to CNT and/or to any CNT Affiliate and that it would be extremely difficult to compensate CNT and/or any CNT Affiliate fully for damages for any such violation. Accordingly, Employee specifically agrees that CNT or any CNT Affiliate, as the case may be, shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 5, 6.07 and 7 hereof and the Nondisclosure Agreement and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right of CNT or any CNT Affiliate to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

         8.08 Venue. Any action at law, suit in equity or judicial proceeding arising directly, indirectly or otherwise in connection with, out of, related to or from this Agreement or any provision hereof shall be litigated only in the courts of Hennepin County, Minneapolis, Minnesota. Employee waives any right Employee may have to transfer or change the venue of any litigation brought against Employee by Company.

         8.09 Mediation. CNT and Employee will make a good faith attempt to resolve any and all claims and disputes arising under this Agreement (excluding those arising under Sections 5, 6.07 or 7) by submitting them to mediation in Minneapolis, Minnesota before resorting to any other dispute resolution procedure or litigation. The mediation of any claim or dispute must be conducted by a mediator who has had both training and experience as a mediator of general employment matters and has at least fifteen (15) years experience practicing employment law. If the parties to this Agreement cannot agree on a mediator, then the mediator will be selected by the American Arbitration Association. Within thirty (30) days after the selection of the mediator, Employer and Employee and their respective attorneys will meet with the mediator for one mediation session. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either CNT or Employee may give the mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. The mediator's fees will be paid in equal portions by CNT and Employee.

         8.10 Severability. To the extent any provision of this Agreement shall be determined to be invalid or unenforceable in any jurisdiction, such provision shall be deemed to be deleted from this Agreement as to such jurisdiction only, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. In furtherance of and not in limitation of the foregoing, Employee expressly agrees that should the duration of, geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid or enforceable under applicable law in a given jurisdiction, then such provision, as to such jurisdiction only, shall be construed to cover only that duration, extent or activities that may validly or enforceably be covered. Employee acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be construed in a manner that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law in each applicable jurisdiction.

                                            COMPUTER NETWORK TECHNOLOGY

Dated:  February 18, 2003                   By /s/ Thomas G. Hudson
                                               ---------------------------------
                                            Its President

Dated:  February 17, 2003                   /s/James A. Fanella
                                            ------------------------------------
                                            James A. Fanella